UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2013

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2013, the Board of Directors (the “Board”) of New Hampshire Thrift Bancshares, Inc. (the “Company”), in connection with the completion of its acquisition of Central Financial Corporation (“CFC”), expanded the Board in size by one seat and appointed Steven H. Dimick, the President and Chief Executive Officer of CFC, to serve on the Board for a term to expire at the Company’s 2014 annual meeting of shareholders. Mr. Dimick was also appointed to the board of directors of Lake Sunapee Bank, a wholly owned subsidiary of the Company (“Lake Sunapee”). At the Company’s 2014 annual meeting, Mr. Dimick will be included as a nominee for election to the Board as a member of the class then up for election.

In connection with the completion of the acquisition of CFC and its wholly owned subsidiary, The Randolph National Bank, it is anticipated that the Company will enter into a consulting agreement with Mr. Dimick in order to assist with the transition period.

Mr. Dimick will be compensated as a non-employee director of the Company in accordance with the compensation policies described in the Company’s proxy statement for its 2013 annual meeting of shareholders. Mr. Dimick has not been appointed to any standing committees at this time. Upon appointment to a standing committee, if applicable, Mr. Dimick will be eligible to receive an additional compensation for each committee meeting attended.

Other than as described in this Item 5.02, there are no arrangements or understandings between Mr. Dimick and any other person pursuant to which Mr. Dimick will be designated to serve on the boards of directors of the Company and Lake Sunapee. There has been no transaction nor are there any proposed transactions between or among the Company, Lake Sunapee and Mr. Dimick that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 10, 2013, in order to accommodate the appointment of Steven H. Dimick to the Board as agreed to in connection with the Company’s acquisition of CFC, the Company amended its bylaws in order to increase the size of the Board from 10 to 11 members. Such amendment became effective on October 25, 2013, subsequent to the closing of the acquisition of CFC.

The text of the amendment to the Company’s bylaws increasing the size of the Board is attached hereto as Exhibit 3.2.

Item 8.01	Other Events.

On October 25, 2013, the Company issued a press release announcing the completion of its previously announced acquisition of CFC and its wholly owned subsidiary, The Randolph National Bank. The combined company has total assets of approximately $1.4 billion and a network of 37 banking branches serving customers in New Hampshire and Vermont. The Company issued approximately 1.1 million shares of its common stock to CFC shareholders in the transaction on the basis of 8.699 shares of the Company common stock for each share of CFC common stock. The total consideration payable to CFC shareholders was valued at approximately $15.9 million based on the October 25, 2013 closing price of $14.64 per share of Company common stock.

The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

3.2	Amendment to the Bylaws.

99.1	Press release, dated October 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

Date: October 31, 2013	By:	/s/ Laura Jacobi
Laura Jacobi
FSVP/Chief Financial Officer

Exhibit Index

Exhibit	Description

3.2	Amendment to the Bylaws.

99.1	Press release, dated October 25, 2013.